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                                                                    EXHIBIT 1(e)


                             ARTICLES OF AMENDMENT
                                      OF
                            THE LEGENDS FUND, INC.


     THE LEGENDS FUND, INC., a Maryland corporation (the Corporation) registered as an open-end investment company under the Investment Company Act of 1940, having its principal office c/o CT Corporation System, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is one billion (1,000,000,000) shares of common stock, par value $.001 per share, with an aggregate par value of one million dollars ($1,000,000).

     SECOND: Pursuant to authority vested in the Board of Directors of the Corporation by Article V of the Articles of Incorporation of the Corporation (the Articles), the Board of Directors, by Articles Supplementary filed on June 14, 1994, previously duly designated and established the following ten classes of shares:

     Renaissance Balanced                              55,000,000 shares
     Zweig Asset Allocation                            55,000,000 shares
     Nicholas-Applegate Balanced                       55,000,000 shares
     Harris Bretall Sullivan & Smith Equity Growth     55,000,000 shares
     Dreman Value                                      55,000,000 shares
     Zweig Equity (Small Cap)                          55,000,000 shares
     Mitchell Hutchins Fixed Income                    55,000,000 shares
     Mitchell Hutchins Money Market                   100,000,000 shares
     Morgan Stanley Asian Growth                       55,000,000 shares
     Morgan Stanley Worldwide High Income              55,000,000 shares

The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes were designated to be as set forth in paragraph (b) of Section 1 of Article V of the Articles.

     THIRD: Pursuant to the authority vested in the Board of Directors of the Corporation by Article V of the Articles, and in accordance with Sections 2-605 and 2-607 of the Maryland General Corporation Law, the Board of Directors hereby amends the Charter of the Corporation to change the name of the Mitchell Hutchins Fixed Income Portfolio to the Pinnacle Fixed Income Portfolio, and to change the name of the Mitchell Hutchins Money Market Portfolio to the ARM Capital Advisors Money Market Portfolio, at in each case to become effective on April 1, 1996.
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     FOURTH:  Accordingly, the ten classes of shares currently duly designated and established by the Board of Directors are as follows:

     Renaissance Balanced                                55,000,000 shares
     Zweig Asset Allocation                              55,000,000 shares
     Nicholas-Applegate Balanced                         55,000,000 shares
     Harris Bretall Sullivan & Smith Equity Growth       55,000,000 shares
     Dreman Value                                        55,000,000 shares
     Zweig Equity (Small Cap)                            55,000,000 shares
     Pinnacle Fixed Income                               55,000,000 shares
     ARM Capital Advisors Money Market                  100,000,000 shares
     Morgan Stanley Asian Growth                         55,000,000 shares
     Morgan Stanley Worldwide High Income                55,000,000 shares

     FIFTH: The foregoing amendment to the Charter of the Corporation has been advised and approved by the Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of the business corporation laws of Maryland. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

     IN WITNESS WHEREOF, the undersigned has signed these Articles of Amendment in the Corporation's name and on its behalf and acknowledges that these Articles of Amendment are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the Articles Amendment are true in all material respects and the this statement is made under the penalties of perjury.

ATTEST:                                     THE LEGENDS FUND, INC.




By:    /s/ Sheri L. Bean                    By: /s/ Kevin L. Howard
   ----------------------------------          --------------------------
   Sheri L. Bean, Assistant Secretary          Kevin L. Howard, Secretary


(SEAL)